UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TESSERA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
TUDOR BROWN
GEORGE CWYNAR
THOMAS LACEY
GEORGE RIEDEL
DONALD STOUT

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein,  has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

On April 30, 2013, Starboard Value LP issued the following press release:

STARBOARD FILES DETAILED INVESTOR PRESENTATION ON TESSERA AND DELIVERS LETTER TO SHAREHOLDERS

Urges Shareholders to Ignore the Company’s Rhetoric and Vote the WHITE Proxy Card Today to Support the Best and Most Qualified Slate of Directors to Lead Tessera on the Right Path Forward

NEW YORK, NY – April 30, 2013 – Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Tessera Technologies, Inc. (NASDAQ: TSRA) (“Tessera” or the “Company”) with approximately 7.7% of the outstanding common stock of the Company, announced today that it has filed an extensive Investor Presentation with the Securities and Exchange Commission (“SEC”) in connection with the Company’s 2013 Annual Meeting scheduled to be held on May 23, 2013.  In the Investor Presentation, Starboard sets forth in detail its views regarding why significant change is necessary at Tessera, how Starboard’s slate of nominees is far more qualified to govern and oversee Tessera than the Company’s proposed slate of nominees, and how Starboard’s nominees have a superior plan for restoring and enhancing shareholder value at Tessera.

The Investor Presentation is available at the SEC’s website and at the following link: http://tinyurl.com/StarboardTSRAPresentation

Additionally, Starboard announced today it has delivered a letter to Tessera shareholders urging its fellow shareholders to help put Tessera back on track for long-term value creation by voting the WHITE proxy card to elect Starboard’s six highly qualified nominees, Tudor Brown, George Cwynar, Peter A. Feld, Tom Lacey, George Riedel and Don Stout, at the upcoming Annual Meeting.  Starboard appreciates the ongoing dialogue it has had with fellow Tessera shareholders and is encouraged by the great deal of support it has received thus far in the election contest.   Starboard is confident that its fellow shareholders will see through the Company’s rhetoric and instead focus on the real and critical operational issues and opportunities facing the Company.

The full text of the letter follows:

April 30, 2013

Dear Fellow Tessera Technologies Shareholders:

Support a New Board and a New Plan for Tessera

Ignore the Company’s Rhetoric and Focus on the Facts

Vote the WHITE Proxy Card Today

Starboard Value LP, together with its affiliates (“Starboard”), currently owns approximately 7.7% of the outstanding common shares of Tessera Technologies, Inc. (“Tessera” or the “Company”), making us one of the Company’s largest shareholders.  As you know, the Company’s 2013 Annual Meeting (the “Annual Meeting”) is quickly approaching and shareholders must make a crucial decision to determine the future composition of the Company’s board of directors (the “Board”).  We appreciate the ongoing dialogue we have had with our fellow Tessera shareholders and are encouraged by the great deal of support we have received thus far.  We believe that our involvement has already made a very positive difference at Tessera, but our job is not yet done.

We are seeking your support because we believe that our nominees are far more qualified than the Company’s proposed slate of nominees to lead Tessera on the right path forward and have a better strategic plan to enhance shareholder value at the Company.  Throughout this campaign we have kept our communications with you focused on the facts, the Company’s business, and our plans to best position Tessera for the future so that you can objectively choose the better slate of director nominees.  Unlike the current management team and Board, we have no interest in engaging in personal attacks to gain votes in this election contest.  We are confident that our fellow shareholders will see through the Company’s rhetoric and instead focus on the real and critical operational issues and opportunities facing the Company.

Prior to our public involvement a few short months ago, Tessera was on a troubled path towards continued shareholder value destruction following years of terrible performance.  With the best interests of all shareholders in mind, we spoke out publicly against the Company’s dismal operating performance and failed leadership.  Our concerns were further elevated following the serious and troubling claims from two directors who decided to resign due to disagreements with the Company’s former Chairman over serious issues involving the failure of the Company’s Board leadership and the resulting negative impact on shareholder value.  The very incumbent directors who first stood firmly behind that former Chairman and the disturbing status quo now have resorted to using slander and personal attacks against us to scare you into supporting the Company’s slate and to distract your attention from the significant role we have played in catalyzing much-needed change at Tessera.

Due to events that have occurred following our public engagement with Tessera, change on the Board is an absolute certainty following the Annual Meeting given that the Board will be almost entirely made up of either new directors or directors who have served for less than one year.  In light of this certain and extensive change in the Board’s composition, the Annual Meeting represents a unique opportunity for shareholders to select the best possible Board to oversee Tessera based purely on qualifications, not on incumbency.  As shareholders, we cannot let this important opportunity slip away to put Tessera back on track for long-term value creation.  It is time to make a clean break with Tessera’s past failures and reject the Company’s unprofessional and unethical scare tactics by voting your shares on the WHITE proxy card so we can reconstitute the Board, install a new strategic plan and turn Tessera around.

Our Nominees Have a Better Strategic Plan to Enhance Shareholder Value at Tessera

Our director nominees have been working diligently in conjunction with Starboard and our advisors to create a new strategic plan for Tessera that we strongly believe will result in dramatically improved financial results.  The essential principles of this plan involve:

•	Refocusing Tessera on becoming a successful technology licensing company with a disciplined approach to spending and capital allocation.
•	Realizing the full licensing value of Tessera’s current patent assets across multiple industries through expanded licensing and assertion efforts.
•
Evaluating partnerships for DigitalOptics Corporation (“DOC”) that would allow Tessera to exit the design, manufacturing, and sales responsibilities for these products while retaining upside through equity ownership or per unit royalties.

•	Retaining DOC’s intellectual property and beginning a licensing effort to realize revenues from this valuable portfolio.
•	Exploring industry partnerships and small tuck-in acquisitions to expand on Tessera’s core intellectual property assets in order to grow revenue and extend the life of the portfolio.
•	Significantly reducing costs across all functional areas of Tessera including the Company’s Intellectual Property business (“IP Business”), DOC, and corporate overhead.
•	Delivering improved revenue growth and achieving best-in-class EBITDA margins of up to 60% to 70% in the medium to long-term.
•	Returning excess capital to shareholders through increased quarterly dividends, special dividends, and share buyback programs.

The Company’s Plan Sounds Eerily Similar to Failed Plans of Past Management

The Company revealed its so-called “new strategic plan” in an investor presentation last week.  Rather than presenting a detailed plan with near-term targets and commitments so shareholders can hold management accountable, the Company chose to present only high-level information and make commitments about financial performance more than three years from now.  The Company’s business plan includes:

•
Continued heavy investment in DOC – We estimate that management’s plan would cause the Company to burn an additional $95 million in cash in 2013 alone.  The Company’s “path forward” for DOC as stated in its investor presentation includes a “Break-even target mid-2015, ~$100m of incremental investment”.  Given our estimate of a $95 million cash burn for DOC in 2013 alone, we believe that the Company’s claim of $100 million of incremental investment through a break-even target of mid-2015 significantly underestimates the incremental investment for DOC in that time period.

•
Continued heavy investment in research and development – The Company claims, “our innovations drive the sustainability and growth of our IP revenue stream”.  Is that why revenue in the IP Business has fallen by 28.5% over the past three years despite massive increases in spending?  Our research shows that Tessera’s truly valuable patents were either acquired or issued prior to 1997.  For just one confirmatory data point, we do not believe that Tessera has asserted a single patent that was internally-developed within the past 12 years in any of the current legal actions to which it is a party.

•
Continued heavy spending on SG&A and corporate overhead – Management recently stated, “The Company’s restructuring will reduce spending in DOC and Corporate Overhead, but not in the Company’s Intellectual Property business.”  The reality is that management plans to spend well in excess of $30 million in corporate overhead in 2013 and has no intention of significantly reducing expenses in the IP Business, which has experienced substantially deteriorating financial performance and profit margins over the past few years.

•
No near or medium-term financial performance commitments – The Company’s investor presentation does not include margin commitments for 2013, 2014, or even 2015.  Instead, management provides guidance for 2016, more than three years from now.

We find the substance of the Company’s plan eerily similar to the failed business plans pursued by prior management.  For years now, management has been making the same promises: a spinout or separation of DOC, reduced expenses, revenue growth, and improved financial performance.  Management has not made good on a single one of these commitments and now the Company is asking for your support to implement a modestly revised plan without providing the type of detail necessary to hold management accountable within a reasonable time frame.  Why should we trust them this time?  Do you think that the Company would even be making these commitments had Starboard not taken action to push for value-creating changes?  A vote for our nominees is a vote for a better plan to put Tessera back on track for long-term value creation.

Our Nominees are Far More Qualified to Lead Tessera on the Right Path Forward

Our nominees have specific expertise in areas pertinent to Tessera, track records of prior successful performance, and true independence from current and former members of Tessera’s management and Board.  These individuals have the necessary skill sets to successfully oversee the execution of an aggressive plan to return Tessera to prominence.  Our nominees were identified through a thorough two-month long search process.  The result is a well-balanced mix of candidates with deep expertise in Tessera’s key markets, a broad understanding of the intellectual property licensing and technology components businesses, and the independence necessary to hold management accountable for its performance.  Further, of the five non-Starboard nominees, only one of them had any prior relationship with Starboard prior to our search for Tessera board nominees.  Our highly-qualified, non-Starboard nominees include:

Tudor Brown was one of the founding members and until May 2012, President and Board Member of ARM Holdings plc, a publicly-traded, semiconductor IP and software design company based in Cambridge, UK, where he served in various positions over a career of more than twenty years.  ARM Holdings plc currently has a market value of nearly $20 billion and is one of the most successful semiconductor IP licensing companies in the world.

George Cwynar is the former President, Chief Executive Officer, and Board Member of MOSAID Technologies Incorporated, a Canadian-based leading designer and licensor of memory technology, and supplier of memory test systems to major semiconductor companies worldwide. During his tenure at MOSAID, Mr. Cwynar managed the delicate balance between intellectual property licensing and product sales.  He is uniquely positioned to understand the complications Tessera faces by participating in both the semiconductor IP licensing business and technology components business.

Thomas Lacey previously served as the President of Flextronics International’s Components Division, now Vista Point Technologies, from which Tessera acquired camera module manufacturing assets integral to its DOC business segment. Mr. Lacey has a broad knowledge of the technology components business and is uniquely qualified due to his specific knowledge of elements of Tessera’s DOC business. Earlier in his career, Mr. Lacey held various management and executive positions at Intel Corporation for 13 years, including Vice President Sales and Marketing, President of Intel Americas, and Vice President and General Manager, Flash Products.

George A. Riedel previously served in various positions with Nortel Networks Corporation, where he led the sale/restructuring of various carrier and enterprise business units, and later on, led the effort to monetize the company’s remaining 6,500 patents and patent applications, culminating in the sale of its patent portfolio for $4.5 billion to a consortium which included several of the leading technology companies in the world. This is one of the largest single transactions for intellectual property ever completed.

Donald E. Stout is a senior partner at the law firm of Antonelli, Terry, Stout & Kraus, LLP, where his legal practice has involved all facets of intellectual property licensing, litigation, and general patent work. Mr. Stout co-founded NTP Inc., a very successful patent holding company for which he prepared the original patents and managed its patent litigation strategy, and currently serves as its Chief Strategist.

Based on the Company’s recent investor presentation, the Board apparently believes that it needs to misrepresent the qualifications of its nominees and engage in scare tactics to sway shareholders to support its slate.  Included in the list of attributes the Company uses to evaluate director nominees are items such as “technology innovation”, “location” and “appointed within last 8 months”.  The Company conveniently hides the nominees’ lack of specific expertise in intellectual property licensing or imaging technology components within the undefined category of “technology innovation”.  Living within a two-hour flight of the Company’s headquarters and having been appointed in the last eight months do not make up for this lack of directly relevant businesses experience.  The truth is that given the opportunity to hand-pick three new directors, the Board appears to have chosen individuals close to Interim CEO and Executive Chairman Hill instead of individuals with the necessary experience to turn the Company around.

It is incumbent upon the Company’s shareholders to simply evaluate the opposing slates based on each nominee’s credentials, qualifications, and track records to determine which slate is most qualified to represent your interests on the Board.  We have worked hard to assemble a truly qualified and outstanding slate of director candidates to represent the best interests of all of the shareholders.  Starboard, of which I am one of the founding members, has a long track record of representing shareholder interests and creating value for the shareholders of our portfolio companies.  We are working hard to create as much value as possible at Tessera for the benefit of all of us.

We Encourage You to Review our Investor Presentation

We filed an extensive Investor Presentation with the SEC earlier today laying out in detail our views regarding why significant change is necessary at Tessera, why our slate of nominees is far more qualified to govern and oversee Tessera than the current Board, and why our nominees have a superior plan for restoring and enhancing shareholder value.  We encourage you to review this presentation, which can be found at the link below:

http://tinyurl.com/StarboardTSRAPresentation

We look forward to discussing this presentation with all shareholders and urge each of you to reach out with any questions.

Our interests are directly aligned with yours and we continue to believe that there is significant value to be realized at Tessera.  We greatly appreciate the support we have received so far and we urge all shareholders to support our nominees at the Annual Meeting so together we can put Tessera back on track for long-term value creation.

VOTE FOR A NEW PLAN AND A NEW BOARD AT TESSERA

PLEASE SIGN, DATE, AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

We look forward to your support at the Annual Meeting.

    Best Regards,

   /s/ Peter A. Feld

   Peter A. Feld
   Managing Member
   Starboard Value

If you have any questions, or require assistance with your vote, please contact Okapi Partners LLC toll- free at (877) 869-0171 or email: info@okapipartners.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

If you have any questions, require assistance with submitting your WHITE proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720